Exhibit 99.1

Investors:	Judith Pirro	Media:	Jeffrey Simek
	(201) 269-6047		(201) 269-6400
	judith_pirro@medco.com		jeffrey_simek@medco.com

Medco Reports First-Quarter 2006 Results of Operations;

Reaches Financial Agreement in Principle to Settle Government Lawsuits

First-quarter highlights:

•	Net revenue of $10.6 billion, up 20.8 percent year-over-year

•	GAAP EPS of $0.15; $0.56 excluding one-time legal settlements charge and amortization of intangibles, exceeding First Call estimate by $0.01

•	One-time pre-tax legal settlements charge of $163 million, $100 million post-tax, or $0.32 per diluted share

•	Net income of $144.7 million, up 25.7 percent over pro forma first-quarter 2005, with stock option expense in 2006 and pro forma stock option expense in 2005, and excluding the one-time legal settlements charge

•	Top 10 Medicare Part D provider

•	Record first-quarter mail volume at 22.0 million prescriptions

•	Record generic dispensing rate of 53.7%, up 3 points

FRANKLIN LAKES, N.J., May 5, 2006 – Medco Health Solutions, Inc. (NYSE: MHS) today reported first-quarter 2006 GAAP diluted earnings per share of $0.15, or $0.47 per share excluding a one-time pre-tax charge of $163 million associated with a financial agreement in principle to resolve all pending federal legal issues. Excluding the $0.09 per share in amortization of intangible assets that existed when Medco became a publicly traded enterprise, and the one-time charge, first-quarter 2006 diluted earnings per share were $0.56, exceeding the First Call mean estimate by $0.01.

The $163 million one-time pre-tax legal settlements charge reflects an agreement in principle on financial terms with the U.S. Attorney’s office for the Eastern District of Pennsylvania to settle three previously disclosed legal matters. First-quarter 2006 financial results reflect a $100 million after-tax effect of the one-time charge, or $0.32 per share. Settlement is predicated on non-monetary agreements, which are under negotiation and subject to approval by the participating parties.

First-Quarter Commentary

“With continued new-business wins, a successful integration of our Accredo specialty operation, a growing Medicare portfolio, an historic wave of generic medicines poised to hit the market and significant progress towards the resolution of the company’s historical legal overhang, Medco’s solid performance in the first quarter has positioned the company well for the balance of the year,” said David B. Snow Jr., Medco chairman and CEO. “On the heels of strong sales throughout 2005, Medco continues to win in the marketplace, and year-to-date has sold more than $3.6 billion in annualized new business for 2006, which includes the recent win of the State of Delaware, starting on Jul. 1. This translates into $2.4 billion in commercial net-new sales plus more than $650 million in Medicare net-new sales for 2006. In addition, we are pleased to announce the win this week of MVP Health Care, a Jan. 2007 client with estimated annual drug spend of $450 million.

“We also made significant headway with client renewals, most notably, the three-year renewal of Highmark, Inc., our largest ‘Blues’ client with annual drug spend of more than $2.4 billion. Total 2006 renewals to date amount to $4.7 billion, representing nearly 90 percent of our outstanding renewals for 2006, and we have made considerable early progress on 2007 renewals, which amount to $4.0 billion to date,” stated Snow.

Snow added, “With all growth drivers operating consistently with plan, the company is favorably positioned for 2006 and we remain confident in our 2006 earnings per share guidance of $2.23 to $2.30, excluding the $0.32 per share effect from the one-time legal settlements charge, or $2.57 to $2.64, excluding the effect of the charge as well as the $0.34 per share in amortization of intangible assets that existed when Medco became a publicly traded enterprise.”

First-Quarter Financial and Operational Results

Medco reported first-quarter 2006 net revenues of $10.6 billion, an increase of 20.8 percent compared to $8.7 billion in the first quarter of 2005. The 2006 first quarter includes Accredo Health, Incorporated results, which are included in Specialty Pharmacy segment net revenues of $1.3 billion. Accredo was acquired on August 18, 2005.

The net revenue increase is primarily related to new client volume and price inflation by pharmaceutical manufacturers on brand-name drugs, partially offset by previously announced customer losses and a greater representation of lower cost generic drugs. Higher generic dispensing rates, which benefit clients and members and contribute to higher gross margins, resulted in a reduction of approximately $300 million in net revenues in the first quarter of 2006 compared to the first quarter of 2005.

Total prescription volume in the first quarter of 2006, adjusting for the difference in days supply between mail and retail, increased to 183.5 million from 172.7 million in the first quarter of 2005 as a result of higher mail and retail volume, primarily from new clients. Medco dispensed 22.0 million prescriptions through its mail order pharmacies in the first quarter, up 5.3% from 20.9 million prescriptions in the first quarter of 2005. Retail prescription volume increased 7.2 percent in the quarter to 117.9 million, reflecting volume from new clients.

“Our January 2006 new client installations have an aggregate mail penetration rate of approximately 13 percent. Today, these new clients include a large percentage of lower-margin retail volume but, from a strategic perspective, they present future opportunity for incremental conversion to Medco’s award-winning mail service, which results in significant savings for our clients,” said Snow.

Adjusted mail prescriptions as a percentage of total prescriptions declined to 35.8 percent from 36.3 percent in the same period in 2005, reflecting the higher concentration of retail prescription volume from the new mid-year 2005 clients and 2006 clients. Medco continues to expect 91 million prescriptions in total mail order volume for the full year 2006. (Please see Table 7 for the calculation of adjusted prescription volume.)

The overall generic dispensing rate in the first quarter was 53.7 percent, up 3 percentage points from the first quarter of 2005. Generic dispensing rates at mail reached 42.3 percent, an increase of 1.2 percentage points from the first quarter of 2005, reflecting recent availability of generic forms of such drugs as Flonase® and Amaryl®; generic dispensing rates at retail were 55.8 percent, up 3.3 percentage points from the same period last year, due primarily to the recent availability of Zithromax® and Allegra® in generic form.

Total selling, general and administrative (“SG&A”) expenses of $396 million in the first quarter of 2006 include the $163 million one-time legal settlements charge. Excluding this one-time charge, SG&A expenses increased 33.4 percent to $233.3 million when compared to the first quarter of 2005, due primarily to the inclusion of Accredo SG&A and stock option expenses. As stated in Medco’s fourth quarter earnings conference call on March 1, 2006, the company expects SG&A for 2006 to range from $950 to $990 million, excluding the one-time legal settlements charge recorded in the first quarter of 2006.

Net income for the first quarter amounted to $45 million, which includes the one-time legal settlements charge. This one-time charge resulted in a $100 million after-tax impact, reducing diluted GAAP earnings per share by $0.32. Excluding this one-time charge, net income for the quarter reached $144.7 million, a 25.7 percent increase over pro forma net income of $115.1 million in the first quarter of 2005, with pro forma stock option expense included in 2005. Total stock option expense reflected in income before provision for income taxes amounted to $20.9 million in 2006, with a pro forma equivalent of $26.8 million in the first quarter of 2005. Diluted net earnings per share excluding the one-time charge were $0.47, up 14.6 percent from pro forma GAAP diluted EPS of $0.41 in the first quarter of 2005.

The aforementioned pro forma financial results for 2005 take into account the impact of SFAS 123R, related to “Stock-Based Compensation”, which was adopted in the first quarter of 2006.

(Please see Table 6 for reconciliation of GAAP to pro forma GAAP EPS.)

During the same period, the weighted average diluted share count increased by 28.5 million shares to approximately 309 million shares in the first quarter of 2006. This increase in share count reflects the approximately 24 million shares issued in August 2005 to shareholders of Accredo in conjunction with the acquisition, as well as stock option-related activity. This was partially offset by 11.2 million shares repurchased as part of the $1.5 billion stock repurchase program that was authorized by Medco’s Board of Directors, and which is expected to continue into 2007.

Total gross margin of 5.1 percent is consistent with the first quarter of 2005. EBITDA (Earnings Before Interest Income/Expense, Taxes, Depreciation and Amortization), excluding the one-time legal settlements charge, for the quarter was $354.5 million, an increase of $40.5 million, or 12.9 percent, compared to the same period last year. Excluding the one-time legal settlements charge recorded in 2006, EBITDA per adjusted prescription in the quarter increased to $1.93 compared to $1.82 in the first quarter of 2005. (Please refer to Table 7 for a reconciliation of EBITDA to reported net income.)

Generics

The company currently anticipates more than $48 billion in brand-name drugs will lose their patent protection between now and 2010. In 2006, more than $9.6 billion in U.S. brand-name drug spend – nearly 90 percent of which consists of chronic-care medicines that are particularly conducive to Medco-By-Mail – is expected to become available in generic form, generating tremendous savings for our clients and their members.

The company’s previously announced expectations of $0.09—$0.11 incremental 2006 EPS benefit from new brand-drug patent expirations fully anticipate a 180-day exclusivity period for Simvastatin, the generic equivalent of Zocor®.

Medicare Part D

Medco made continued progress with its Medicare Part D business, and has been ranked a top 10 Prescription Drug Plan (“PDP”) based on total eligibles. To date, Medco has enrolled an estimated 1.1 million members either through its own Part D license or with Health Plan partners. Medco’s national PDP, YOURx PLAN™, has 410,000 members with 260,000 individuals and 150,000 group enrollees. This is in line with the company’s expectations for individual plan participants and group enrollees for 2006.

“We are on track with our plans to expand our Medicare opportunity through our plan partners, with our employers and directly with consumers. As expected, the first-quarter launch for Medicare Part D included many client installations and associated start-up activities. We also experienced higher than expected call volumes, which contributed to higher start-up expenses related to the program,” said Snow.

First-quarter 2006 results include $17.6 million in start-up expenses related to Medicare, the majority of which is reflected in gross margin. The company maintains expectations for an incremental $0.02-$0.04 EPS benefit during the balance of 2006 from its Medicare Part D PDP. Year to date, most employers, government plans, and labor plans have elected to retain coverage. In these client groups, 95 percent of Medicare-eligible members are enrolled in primary plans or group-enrolled plans (enhanced or stand-alone PDPs).

Specialty Pharmacy Segment

Accredo Health Group’s net revenues totaled $1.3 billion for the quarter. Operating income reached $43.6 million, including $9.6 million in intangible asset amortization. Gross margins were 7.5 percent, a slight decline from the 7.6 percent in the fourth quarter of 2005, resulting from product seasonality and mix. The company maintains its expectations of $0.05 to $0.08 per share contribution from specialty pharmacy in 2006.

Share Repurchases

During the first quarter of 2006, the company repurchased 3.5 million shares at an approximate cost of $204 million. As of April 1, 2006, 11.2 million shares, valued at approximately $612 million, were repurchased under the company’s current two-year, $1.5 billion program.

Legal Settlements Charge

The one-time pre-tax legal settlements charge of $163 million reflects the agreement in principle on financial terms with the U.S. Attorney’s Office for the Eastern District of Pennsylvania with regard to three previously disclosed matters. These include: the government complaint filed in conjunction with two qui tam actions arising from an industry-wide investigation begun in 1999, which was scheduled for trial this June; secondly, a separate lawsuit, which remains under seal but was first disclosed publicly by Medco, with the court’s permission, in a June 2004 8-K filing; and a third issue, first disclosed in March 2005, involving a federal recovery program in which Medco detected issues, terminated its participation in June 2005 and self-reported to an oversight agency.

This charge is inclusive of settlement costs and estimated attorneys fees. There has been no finding or admission of wrongdoing by Medco. Final disposition of these matters is conditioned upon execution of a Corporate Integrity Agreement. These additional elements have not been agreed to by the participating entities and there can be no assurance that a mutually satisfactory agreement will be reached.

“We have consistently said that we would settle only if it made good business sense. Averting further disruption, uncertainty and distraction for our company and our clients is the right decision, assuming we can reach accord on the non-financial terms and put these three matters, many of which are based on years’ old issues, in the past. Simply put, it is time to move on,” said David S. Machlowitz, Medco senior vice president, general counsel and secretary.

Company Reiterates 2006 Guidance, excluding the effect of the one-time legal charge

The company reiterates its previously narrowed 2006 guidance range for diluted earnings per share, excluding the effect of the one-time legal settlements charge of $0.32 per share, of $2.23 to $2.30, with associated diluted earnings per share in 2006 expected to grow 21 to 25 percent from 2005 earnings. This growth rate assumes that $0.21 per share pro-forma stock option expense had been recorded in Medco’s historical 2005 results. Excluding approximately $0.34 per share in amortization of intangible assets, and the one-time legal settlements charge, the company expects diluted earnings per share to be in the range of $2.57 to $2.64. (Please see Tables 4 through 8 for a reconciliation of GAAP reported amounts to those identified in this guidance discussion.)

The 2006 estimates include $0.13 to $0.16 per share in stock option expense associated with the company’s adoption of Statement of Financial Accounting Standards No. 123R – “Share Based Payment,” on Jan. 1, 2006. These estimates also include $0.03 per share in incremental year-over-year restricted stock unit expense, $0.05 to $0.08 per share in accretion from the Accredo acquisition including approximately $37 million in incremental intangible asset amortization from the acquisition, $0.09 to $0.11 per share in brand-name drug patent expiration opportunity, and $0.02 to $0.04 in incremental earnings per share from Medicare Part D.

Use of Non-GAAP Measures

The company calculates and uses EBITDA and EBITDA per adjusted prescription as indicators of its ability to generate cash from reported operating results. These measurements are used in concert with net income and cash flows from operations, which measure actual cash generated in the period. In addition, the company believes that EBITDA and EBITDA per adjusted prescription are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance and the ability to incur and service debt and make capital expenditures. EBITDA does not represent funds available for the company’s discretionary use and is not intended to represent or to be used as a substitute for net income or cash flows from operations data as measured under U.S. generally accepted accounting principles (“GAAP”). The items excluded from EBITDA but included in the calculation of the company’s reported net income are significant components of the consolidated statements of income, and must be considered in performing a comprehensive assessment of overall financial performance. EBITDA, and the associated year-to-year trends, should not be considered in isolation. Medco’s calculation of EBITDA may not be consistent with calculations of EBITDA used by other companies.

EBITDA per adjusted prescription is calculated by dividing EBITDA by the adjusted prescription volume for the period. This measure is used as an indicator of our EBITDA performance on a per-unit basis, providing insight into the cash-generating potential of each prescription. EBITDA per adjusted prescription reflects the level of efficiency in the business and is affected by changes in prescription volumes between retail and mail, as well as the relative representation of brand-name, generic and specialty drugs.

Medco uses earnings per share excluding intangible asset amortization expense as a supplemental measure of operating performance. The excluded amortization is associated with intangible assets that substantially arose in connection with the acquisition of Medco by Merck & Co., Inc. in 1993 that were pushed down to Medco’s balance sheet. The company believes that earnings per share, excluding the amortization of these intangibles, is a useful measure because of the significance of this non-cash item and to enhance comparability with its peers. The intangible asset amortization resulting from Medco’s acquisition of Accredo Health, Incorporated, in August 2005 is not part of the excluded amortization in this calculation, as such stems from a Medco investment decision.

Conference Call

Management will hold a conference call to review the financial results, outlook and related matters on May 5, 2006 at 8:30 a.m. ET.

To access the live conference call via telephone:

Dial in: (800) 949-5383 from inside the U.S., or (706) 679-3440 from outside the U.S.

To access the live webcast:

Visit the Investor Relations section at www.medco.com/investor.

For a replay of the call:

A replay of the call will be available after the event on May 5, 2006 through May 19, 2006. Dial in: (800) 642-1687 from inside the U.S., or (706) 645-9291 from outside the U.S. Please use passcode 7456304.

About Medco

Medco Health Solutions, Inc. (NYSE: MHS) is a leader in managing prescription drug benefit programs that are designed to drive down the cost of pharmacy health care for private and public employers, health plans, labor unions and government agencies of all sizes, and for individuals served by the Medicare Part D Prescription Drug Program. Medco’s technologically advanced mail-order pharmacies and award-winning Internet pharmacy have been recognized for setting new industry benchmarks for pharmacy dispensing quality. Medco serves the needs of patients with complex conditions requiring sophisticated treatment through its specialty pharmacy operation, which became the nation’s largest with the 2005 acquisition of Accredo Health, Incorporated. Medco is the highest-ranked pharmacy benefit manager on the 2006 Fortune 500 list, reporting revenues of nearly $38 billion in 2005. On the Net: http://www.medco.com.

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the pharmacy benefit management (“PBM”) and specialty pharmacy industries, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue” and similar expressions to identify these forward-looking statements. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors. These factors include:

•	Risks associated with our acquisition of Accredo Health, Incorporated (“Accredo”), including the risk that we may fail to realize the anticipated synergies, cost savings and other benefits, and an increase in credit risk resulting from the payment streams associated with specialty pharmacy accounts receivable;

•	Governmental investigations, and governmental, qui tam and other liability claims asserted against us;

•	Competition in the PBM and specialty pharmacy industries and in the healthcare industry generally;

•	Pressure on discounts and rebates from pharmaceutical manufacturers and margins in the PBM industry;

•	Our ability to obtain new clients and the possible termination of, or unfavorable modification to, contracts with key clients;

•	Risks and uncertainties regarding the implementation of the Medicare Part D prescription drug benefit;

•	Possible regulatory changes affecting pricing, rebates, discounts or other practices of pharmaceutical manufacturers;

•	Risks associated with the secure storage and transmission of personal health information and other confidential data;

•	Developments in the healthcare industry, including the effect of increases in overall healthcare costs, changes in drug utilization and cost patterns and the introduction of new brand-name and/or generic drugs;

•	New or existing governmental regulations or legislation and changes in, or the failure to comply with, governmental regulations or legislation;

•	The possibility of a material non-cash charge to income if our recorded intangible assets are impaired or require accelerated amortization from a change in the remaining useful life;

•	Risks associated with our indebtedness and debt service obligations; and

•	General economic and business conditions.

The foregoing list of factors is not exhaustive. You should carefully consider these factors and the other uncertainties and potential events described in the Risk Factors section of our Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission (“SEC”).

Medco Health Solutions, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(In millions, except for per share data)

Table 1.

	Quarters Ended
	April 1, 2006	March 26, 2005
Product net revenues (Includes retail co-payments of $1,953 for 2006 and $1,836 for 2005)	$10,443.3	$8,655.9
Service revenues	120.2	87.4

Total net revenues	10,563.5	8,743.3

Cost of operations:
Cost of product net revenues (Includes retail co- payments of $1,953 for 2006 and $1,836 for 2005)	9,990.9	8,270.8
Cost of service revenues	34.4	25.0

Total cost of revenues	10,025.3	8,295.8

Selling, general and administrative expenses	395.9	174.9
Amortization of intangibles	54.6	45.0
Interest and other (income) expense, net	13.5	10.1

Total cost of operations	10,489.3	8,525.8

Income before provision for income taxes	74.2	217.5
Provision for income taxes	29.4	86.3

Net income	$44.8	$131.2

Basic earnings per share:
Weighted average shares outstanding	304.2	275.2
Earnings per share	$0.15	$0.48

Diluted earnings per share:
Weighted average shares outstanding	308.6	280.1
Earnings per share	$0.15	$0.47

Medco Health Solutions, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

($ in millions)

Table 2.

	April 1, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$710.9	$888.2
Short-term investments	56.6	56.6
Accounts receivable, net	2,420.7	2,008.1
Inventories, net	1,387.6	1,527.1
Prepaid expenses and other current assets	338.6	259.9
Deferred tax assets	398.3	321.0

Total current assets	5,312.7	5,060.9
Property and equipment, net	650.5	672.3
Goodwill	5,124.6	5,152.3
Intangible assets, net	2,687.0	2,741.6
Other noncurrent assets	67.3	75.9

Total assets	$13,842.1	$13,703.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Claims and other accounts payable	$2,574.6	$2,678.6
Accrued expenses and other current liabilities	887.1	556.7
Short-term debt	450.0	450.0
Current portion of long-term debt	75.5	75.5

Total current liabilities	3,987.2	3,760.8
Long-term debt, net	920.0	943.9
Deferred tax liabilities	1,187.1	1,213.8
Other noncurrent liabilities	65.2	60.3

Total liabilities	6,159.5	5,978.8
Total stockholders’ equity	7,682.6	7,724.2

Total liabilities and stockholders’ equity	$13,842.1	$13,703.0

Medco Health Solutions, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

($ in millions)

Table 3.

	Quarters Ended
	April 1, 2006	March 26, 2005
Cash flows from operating activities:
Net income	$44.8	$131.2
Adjustments to reconcile net income to net cash (used by) provided by operating activities:
Depreciation	49.6	41.4
Amortization of intangibles	54.6	45.0
Deferred income taxes	(104.1)	(36.7)
Stock-based compensation on employee stock plans	27.5	—
Excess tax benefits from stock-based payment arrangements	(18.1)	—
Tax benefit on employee stock plans	33.1	16.7
Other	10.1	4.9
Net changes in assets and liabilities:
Accounts receivable	(423.0)	101.7
Inventories	139.5	185.6
Prepaid expenses and other current assets	(78.7)	(29.0)
Other noncurrent assets	7.9	24.0
Current liabilities and other noncurrent liabilities	225.7	32.0

Net cash (used by) provided by operating activities	(31.1)	516.8

Cash flows from investing activities:
Capital expenditures	(27.7)	(23.7)
Purchases of securities and other investments	(8.1)	(0.6)
Proceeds from sale of securities and other investments	8.0	—

Net cash used by investing activities	(27.8)	(24.3)

Cash flows from financing activities:
Repayments on long-term debt	(18.8)	(200.0)
Purchase of treasury stock	(204.4)	—
Excess tax benefits from stock-based compensation arrangements	18.1	—
Proceeds from employee stock plans	86.7	60.6

Net cash used by financing activities	(118.4)	(139.4)

Net (decrease) increase in cash and cash equivalents	$(177.3)	$353.1
Cash and cash equivalents at beginning of period	$888.2	$1,145.5

Cash and cash equivalents at end of period	$710.9	$1,498.6

Medco Health Solutions, Inc.

Selected Information

(Unaudited)

(In millions, except for per share data)

Table 4.

	Quarter Ended April 1, 2006
	Net Income	Net Income per Diluted Share
Reconciliation of one-time legal settlements charge:
As reported	$44.8	$0.15
One-time legal settlements charge	99.9	0.32

Excluding the one-time charge	$144.7	$0.47

Table 5.

	Quarters Ended
	April 1, 2006	March 26, 2005
Earnings Per Share Reconciliation:
Net income per diluted share, excluding the one-time charge*	$0.47	$0.47
Adjustment for the amortization of intangible assets	0.09	0.10

Adjusted net income per diluted share, excluding the one-time charge	$0.56	$0.57

*	Please refer to Table 4 for reconciliation of the one-time legal settlements charge.

Table 6.

Quarter Ended March 26, 2005
Pro forma First Quarter 2005 Earnings Per Share with stock option expense effect:
Net income per diluted share	$0.47
Stock option expense effect, net	(0.06)

Pro forma net income per diluted share including stock option expense effect	$0.41

Quarter Ended April 1, 2006 (1)
Net income per diluted share, excluding the one-time charge*	$0.47

First quarter 2006 growth over pro forma first quarter 2005, excluding the one-time charge	14.6%

(1)	The first quarter of 2006 includes stock option expense, net of $0.04 per share.

Quarter Ended March 26, 2005
Pro forma First Quarter 2005 Net Income with stock option expense effect:
Net income	$131.2
Stock option expense effect, net	(16.1)

Pro forma net income including stock option expense effect	$115.1

Quarter Ended April 1, 2006 (2)
Net income, excluding the one-time charge*	$144.7

First quarter 2006 growth over pro forma first quarter 2005, excluding the one-time charge	25.7%

(2)	The first quarter of 2006 includes stock option expense, net of $12.8 million.
*	Please refer to Table 4 for reconciliation of the one-time legal settlements charge.

Medco Health Solutions, Inc.

Selected Information

(Unaudited)

(In millions, except for EBITDA per adjusted prescription data)

Table 7.

	Quarters Ended
	April 1, 2006 (1)	March 26, 2005
EBITDA Reconciliation:
Net income	$44.8	$131.2
One-time legal settlements charge, net of tax	99.9	—

Net income, excluding one-time charge	144.7	131.2
Add:
Interest and other (income) expense, net (2)	13.5	10.1
Provision for income taxes	92.1	86.3
Depreciation expense	49.6	41.4
Amortization expense	54.6	45.0

EBITDA	$354.5	$314.0

Claims Detail:
Prescriptions administered
Mail-order	22.0	20.9
Retail	117.9	110.0

Total	139.9	130.9

Adjusted prescriptions (3)	183.5	172.7

EBITDA per adjusted prescription	$1.93	$1.82

(1)	Includes the operating results of Accredo, which was acquired on August 18, 2005.
(2)	2005 includes the write-off of deferred debt issuance costs amounting to $0.7 million associated with accelerated term loan payments.
(3)	Estimated adjusted prescription volume equals the majority of mail-order prescriptions multiplied by 3, plus retail prescriptions. These mail-order prescriptions are multiplied by 3 to adjust for the fact that they include approximately 3 times the amount of product days supplied compared with retail prescriptions.

Medco Health Solutions, Inc.

Selected Information

(Unaudited)

(In millions, except for per share data)

Table 8.

	Full Year Ended December 30, 2006 (1)
	Low End	High End
Earnings Per Share Guidance Reconciliation:
Estimated net income per diluted share	$2.23	$2.30
Estimated adjustment for the amortization of intangible assets	0.34	0.34

Estimated adjusted net income per diluted share	$2.57	$2.64

Full Year Ended December 31, 2005
Pro forma 2005 Earnings Per Share with stock option expense effect:
Net income per diluted share	$2.05
Stock option expense effect, net	(0.21)

Pro forma net income per diluted share including stock option expense effect	$1.84

	Full Year Ended December 30, 2006 (1)
	Low End	High End
2006 estimated net income per diluted share (above)	$2.23	$2.30

2006 growth over pro forma 2005	21%	25%

(1)	2006 guidance excludes the one-time legal settlements charge of $0.32 per share and includes stock option expense, net of $0.13 to $0.16 per share.

Table 9.

	April 1, 2006	December 31, 2005
Balance Sheet Debt:
Term loans	$512.5	$531.3
Senior notes	496.8	496.7
Accounts receivable financing facility	450.0	450.0
Fair value adjustment for interest rate swap agreements	(14.4)	(9.3)
Other notes payable	0.6	0.7

Total debt	$1,445.5	$1,469.4